Exhibit 4.25

DATED 25th December, 2004

(1) CHINA INTERACTIVE (SINGAPORE) PTE. LTD.

(2) GAMENOW.NET (HONG KONG) LIMITED

SHARE PURCHASE AGREEMENT

concerning

5,796,845 Ordinary Shares in

CHINA THE9 INTERACTIVE

LIMITED

THIS SHARE PURCHASE AGREEMENT is made on the          day of                     , 2004

BETWEEN:

(1)	CHINA INTERACTIVE (SINGAPORE) PTE. LTD., a company incorporated in Singapore whose registered office is situate at 45 Sam Leong Road, Singapore 207935 (the “Vendor”); and

(2)	GAMENOW.NET (HONG KONG) LIMITED, a company incorporated in Hong Kong whose registered address is situate at 22nd Floor, Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong (the “Purchaser”).

WHEREAS:

(A)	China The9 Interactive Limited is a company incorporated in Hong Kong with its registered office at 7/F., 80 Gloucester Road, Wanchai, Hong Kong (the “Company”). The Company has an authorised share capital of HK$38,905,000 divided into 38,905,000 ordinary shares of par value HK$1.00 each. Particulars of the Company and the shareholders and directors as at the date hereof immediately prior to the completion of the sale and purchase of shares hereunder are set out in Schedule 1.

(B)	The Vendor is the registered holder of 17,896,300 ordinary shares of par value of HK$1.00 each in the capital of the Company.

(C)	The Vendor has agreed to sell 5,796,845 ordinary shares of the Company (which represent 14.9% of the total issued share capital of the Company) and the Purchaser have agreed to purchase from the Vendor such shares, upon the terms and conditions hereinafter set out.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, unless the context requires otherwise:

“Business Day”	means a day, excluding Saturdays, on which the licensed banks in Hong Kong are generally open for banking business;

“Companies Ordinance”	means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

“Completion”	means completion of the sale and purchase of the Sale Shares as specified in Clause 5;

“Completion Date”	means the date on which Completion shall occur as stipulated herein;

“Conditions”	means the conditions precedent specified in Clause 4.1;

“Consideration”	means the total consideration for the Sale Shares as specified in Clause 3;

“Hong Kong” or “HK”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Loan Agreement”	means the loan agreement entered into between the Vendor as the borrower and the Purchaser as the lender on the same date as this Agreement;

“Sale Shares”	means 5,796,845 ordinary shares of par value of HK$1.00 each in the capital of the Company to be bought and sold pursuant to Clause 2;

“Shareholders Agreement”	means the shareholders’ agreement between the parties hereto and the Company made as of 6th February 2004;

“United States Dollars” or “US$”	means the lawful currency of the United States of America;

“Warranties”	means the representations, warranties and undertakings of the Vendor contained in Schedule 2.

1.2	References to statutory provisions herein shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

1.3	References herein to Clauses and Schedules are to clauses in and schedules to this Agreement unless the context requires otherwise and the Schedules to this Agreement shall be deemed to form part of this Agreement.

1.4	The expressions “the Vendor” and “the Purchaser” shall, where the context permits, include their respective successors, and permitted assigns.

1.5	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.6	Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

2.	SALE OF SHARES

Subject to the terms of this Agreement, the Vendor shall sell as beneficial owner and the Purchaser shall purchase at Completion the Sale Shares free from all liens, charges, encumbrances and third party claims and together with all rights now or hereafter attaching thereto.

3.	CONSIDERATION

The Consideration shall be the total sum of United States Dollars Seven Hundred and Forty-five Thousand (US$745,000). The Consideration shall be paid by the Purchaser at Completion by way of set off first against the interests accrued and payable by the Borrower under the Loan Agreement and to the extent of any shortfall, against the principal amount of the loan repayable by the Vendor to the Purchaser pursuant to the Loan Agreement.

4.	CONDITIONS

4.1	Completion of the transfer of the Sale Shares shall be conditional upon all Warranties remaining true and correct at all times as from the date hereof up to Completion, as if they were made on and as of the date hereof and repeated on Completion.

4.2	The Purchaser may waive all or any of the Conditions at any time by notice in writing to the Vendor.

5.	COMPLETION

5.1	Subject to the fulfilment of the Conditions, Completion shall take place at such time and place as shall be notified by the Purchaser in writing (time being of the essence).

5.2	At Completion:

(a)	the Vendor shall deliver or cause to be delivered to the Purchaser:

(i)	duly executed instrument of transfer and sold note in respect of the Sale Shares in favour of the Purchaser accompanied by the relevant certificate(s) for the Sale Shares;

(ii)	certified true copy (certified by its director or company secretary) board resolutions of the Vendor approving the sale and transfer of the Sale Shares to the Purchaser in the manners stipulated herein and the signing of this Agreement, and all powers of attorney or other authorities under which the instrument of transfer is to be executed;

(iii)	such other documents as may be reasonably required to give to the Purchaser good title to the Sale Shares and to enable the Purchaser to become the registered holder thereof; and

(iv)	duly executed supplemental agreement to the Shareholders Agreement in the form as set out in Schedule 3.

(b)	the Vendor shall cause or procure a meeting of the board of directors of the Company to be held approving the transfer of the Sale Shares to the Purchaser and resolving that share certificates in respect of the Sale Shares be issued to the Purchaser, and deliver to the Purchaser copy of minutes of such board meeting certified as correct by the director or secretary of the Company;

(c)	the Vendor shall procure the resignation of one of the directors of the Company nominated or appointed by it with effect from the Completion Date and shall deliver to the Company the resignation letter of such director confirming he/she has no claim against the Company in the form as set out in Schedule 4.

6.	RESTRICTION ON ANNOUNCEMENTS

Each of the parties hereto undertakes that prior to Completion and thereafter it will not (save as required by law or any rule of any relevant stock exchange) make any public announcement in connection with this Agreement unless the other party hereto shall have given its consent to such announcement (which consent may not be unreasonably withheld and may be given either generally or in a specific case or cases and may be subject to conditions).

7.	GENERAL REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

7.1	The Vendor hereby represents, warrants and undertakes to and with the Purchaser in the terms of the Warranties.

7.2	The Warranties set out in each paragraph of Schedule 2 shall be deemed to be repeated as at Completion as if all references therein to the date of this Agreement were references to the date of Completion.

7.3	If, prior to Completion, any of the Warranties are found to be untrue, misleading or incorrect or have not been fully carried out in any respect the Purchaser shall not be bound to complete the purchase of the Sale Shares and the Purchaser may by notice rescind this Agreement without liability on its part. The right conferred upon the Purchaser by this Clause is in addition to and without prejudice to any other rights and remedies available to the Purchaser.

7.4	The Purchaser has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully the Purchaser’s obligations hereunder. This Agreement when duly executed and delivered by the Purchaser will constitute the valid and binding obligation of the Purchaser.

7.5	The rights and remedies of the Purchaser in respect of breach of the Warranties shall not be affected by any due diligence review or investigation made by or on behalf of the Purchaser into the affairs of the Company.

7.6	The Vendor undertakes, in relation to any Warranty which refers to its knowledge, information and belief, that it has made all reasonable enquiry into the subject matter of that Warranty and that it does not have the knowledge, information or belief that the subject matter of that Warranty may not be current, complete or accurate.

7.7	The Vendor shall not be liable for any breach of the Warranties to the extent it arises as a result of legislation which comes into force after the Completion Date and which is retrospective in effect.

8.	MISCELLANEOUS

8.1	Each party shall pay its own costs and disbursements (including stamp duty) of and incidental to this Agreement and the transactions hereby contemplated.

8.2	Any notice or other communication to be given under this Agreement shall be in writing and may be sent by post or delivered by hand or given by facsimile or by courier to the address or fax number from time to time designated, the initial addresses so designated by each party are set out at the beginning of this Agreement. Any such notice or communication shall be sent to the party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject matter of this Agreement. If so delivered by hand or given by facsimile such notice or communication shall be deemed received on the date of despatch, and if delivered by courier, shall be deemed received two (2) Business Days after the date of despatch, and if so sent by post, shall be deemed received three (3) Business Days after the date of despatch (in the case of local mail or delivery by courier) and five (5) Business Days after the date of despatch (in the case of overseas mail).

8.3	No failure or delay by the Purchaser in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by the Purchaser of any breach by the Vendor of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

8.4	This Agreement (together with any documents referred to herein) constitutes the whole agreement between the parties in respect of the subject matter hereof and it is expressly declared that no variations hereof shall be effective unless made in writing and signed by the parties.

8.5	The provisions of this Agreement including the Warranties herein contained, insofar as the same shall not have been fully performed at Completion, shall remain in full force and effect notwithstanding Completion.

8.6	The Vendor and the Purchaser shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement.

8.7	This Agreement may be executed in any number of counterparts and by all parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. The facsimile transmissions of the executed original document (including without limitation, any page of an original document on which an original signature appears) and/or retransmission of any such facsimile transmission shall be deemed to be the same as the delivery of an executed original.

8.8	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.

8.9	The Vendor irrevocably appoints the Company as its process agent, to receive and accept from time to time at the registered office of the Company, for or on behalf of the Vendor, service of process in the proceedings in Hong Kong. Such service shall be deemed completed on delivery to the process agent (whether or not it is forwarded to and received by the Vendor). If for any reason the Company ceases to be able to act as such or no longer has an address in Hong Kong, the Vendor shall forthwith appoint a substitute process agent acceptable to the Purchaser, and to deliver to the Purchaser a copy of the new agent’s acceptance of that appointment, within seven (7) days. Until such time as the Vendor appoints a substitute process agent, the Company shall continue to be the process agent of the Vendor and service on the Company pursuant to this Clause shall be effective.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SIGNED by	)
for and on behalf of	)
China Interactive (Singapore) Pte. Ltd.	)	/S/
in the presence of:-)

Witness’ signature :

Witness’ name :

SIGNED by	)
for and on behalf of	)
GameNow.net (Hong Kong) Limited	)	/S/
in the presence of:-)

Witness’ signature :

Witness’ name :

SCHEDULE 1

PARTICULARS OF THE COMPANY

1.	Registered Office	:	7/F., 80 Gloucester Road,
Wanchai,
Hong Kong

2.	Date of Incorporation	:	20 August 2003

3.	Company Number	:	858110

4.	Place of Incorporation	:	Hong Kong

5.	Directors	:	(1) Zhu, Jun
(2) Ong, Toon Wah

6.	Authorized Share Capital	:	HK$38,905,000 divided into 38,905,000 ordinary shares of par value HK$1.00 each

7.	Issued Share Capital as at the date hereof is held as follows:

Name of Shareholders	No. of Shares held
GameNow.net (Hong Kong) Limited	21,008,700
China Interactive (Singapore) Pte. Ltd.	17,896,300

8.	Outstanding Share Options, Warrants and similar rights prior to Completion

Nil

SCHEDULE 2

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

1.	The Vendor is the legal and beneficial owners of the Sale Shares free and clear of any lien, charge or encumbrance whatsoever or any third party right and has full power to sell and transfer the Sale Shares to the Purchaser pursuant to this Agreement.

2.	The Vendor has not entered into any agreement for the sale of, or the grant of any right or option to purchase from the Vendor, the Sale Shares or any part thereof; nor has the Vendor undertaken or committed howsoever to sell or grant any right or option to purchase from the Vendor, the Sale Shares or any part thereof except for this Agreement.

3.	There is no outstanding call on any of the Sale Shares and all of the Sale Shares are fully paid.

4.	There is no outstanding loan or advance owing by the Company to the Vendor and there is no outstanding or threatening claim whatsoever by the Vendor against the Company for payment of money or otherwise.

5.	To the best of the Vendor’s knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach or cancellation or termination of any of the terms or conditions of or constitute a default under any agreement, commitment or other instrument to which the Company is a party or by which the Company or its property or assets may be bound or affected or violate any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental body affecting the Company.

6.	To the best of the Vendor’s knowledge, compliance with the terms of this Agreement does not and will not conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or instrument to which the Company or any of its subsidiaries is party, or any provision of the memorandum or articles of association (or other constitutional document) of the Company or its subsidiaries, or entitle any creditor of the Company or its subsidiaries to demand repayment or to accelerate payment of any outstanding sum (whether or not due).

7.	The Vendor has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully the Vendor’s obligations hereunder. This Agreement has been duly executed and delivered and constitutes the valid and binding obligation of the Vendor enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws now or hereafter in effect generally affecting the enforcement of creditors’ rights. To the best of the Vendor’s knowledge, no approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body, and (except as otherwise specified in this Agreement) no approval or consent of any other person is required in connection with the execution and delivery by the Vendor of this Agreement and the consummation and performance by the Vendor of the transactions contemplated hereby and thereby.

SCHEDULE 3

FORM OF SUPPLEMENTAL AGREEMENT

TO THE SHAREHOLDERS AGREEMENT

SCHEDULE 4

FORM OF RESIGNATION LETTER

Date:

The Board of Directors

China The9 Interactive Limited

Dear Sirs,

Re: Resignation as Director

[I/We] hereby tender [my/our] resignation as a director of China The9 Interactive Limited (the “Company”) with effect from [insert date • ] .

[I/We] hereby confirm that [I/we] have no claims whatsoever against the Company, whether in respect of fees or remuneration or compensation, or for loss of office.

Yours faithfully,

Name: